Exhibit 10.3

Associated Bank

PROMISSORY NOTE

Borrower:	SOUTHWEST CASINO AND HOTEL CORP.	Lender:	ASSOCIATED BANK MINNESOTA,
	2001 KILLEBREW DRIVE #350		NATIONAL ASSOCIATION
	MINNEAPOLIS. MN 55425		1801 RIVERSIDE AVENUE MINNEAPOLIS. MN 55454

          Principal Amount: $450,000.00       Initial Rate: 6350%       Date of Note: April 15, 2005

PROMISE TO PAY. SOUTHWEST CASINO AND HOTEL CORP. (“Borrower”) promises to pay to ASSOCIATED BANK MINNESOTA, NATIONAL ASSOCIATION (“Lender”), or order, in lawful money of the United States of America, the principal amount of Four Hundred Fifty Thousand & 00/100 Dollars ($450,000.00) or so much as may be outstanding, together with interest on the unpaid outstanding principal balance of each advance. Interest shall be calculated from the date of each advance until repayment of each advance.

PAYMENT. Borrower will pay this loan in one payment of all outstanding principal plus all accrued unpaid interest on May 5, 2006. In addition, Borrower will pay regular monthly payments of all accrued unpaid interest due as of each payment date, beginning May 15, 2005, with all subsequent interest payments to be due on the same day of each month after that. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; then to principal; and then to any late charges. The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lenders address shown above or at such other place as Lender may designate in writing.

VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an index which is the Lenders Prime Rate (the “Index”). This is the rate Lender charges, or would charge, on short-term unsecured loans to its most creditworthy commercial customers. This rate may or may not be the lowest rate available from Lender at any given time. Lender will tell Borrower the current Index rate upon Borrowers request. The interest rate change will not occur more often than each DAY. Borrower understands that Lender may make loans based on other rates as well.   The Index currently is 5.750% per annum. The interest rate to be applied to the unpaid principal balance of this Note will be at a rate of 1.000 percentage point over the index, adjusted if necessary for any minimum and maximum rate limitations described below, resulting in an initial rate of 6.750% per annum. Notwithstanding the foregoing, the variable interest rate or rates provided for in this Note will be subject to the following minimum and maximum rates. NOTICE: Under no circumstances will the interest rate on this Note be less than 5.000% per annum or more than the maximum rate allowed by applicable law.

PREPAYMENT. Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. Except for the foregoing, Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrowers obligation to continue to make payments of accrued unpaid interest. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Lender payments marked “paid in full”, “without recourse,” or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: ASSOCIATED BANK, P.O. BOX 19097 GREEN BAY, WI 54307-9097.

LATE CHARGE. If a payment is 11 days or more late, Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment.

INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, Lender, at its option, may, if permitted under applicable law, increase the variable interest rate on this Note to 6.000 percentage points over the Index. The interest rate will not exceed the maximum rate permitted by applicable law.

DEFAULT. Each of the following shall constitute an event of default (“Event of Default”) under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower’s property or Borrowers ability to repay this Note or perform Borrower’s obligations under this Note or any of the related documents.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency. The dissolution or termination of Borrower’s existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower’s accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any guarantor, endorser, surety, or accommodation party of any of the indebtedness or any guarantor, endorser, surety, or accommodation party dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.

Change In Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.

Adverse Change. A material adverse change occurs in Borrower’s financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

Insecurity. Lender in good faith believes itself insecure.

LENDER’S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS’ FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender’s reasonable attorneys’ fees and Lender’s legal expenses, whether or not there is a lawsuit, including reasonable attorneys’ fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

JURY WAIVER. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

GOVERNING LAW. This Note will be governed by, construed and enforced in accordance with federal law and the laws of the State of Minnesota. This Note has been accepted by Lender in the State of Minnesota.

DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $25.00 if Borrower makes a payment on Borrower’s loan and the check or preauthorized charge with which Borrower pays is later dishonored.

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower’s accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts, and, at Lender’s option, to administratively freeze all such accounts to allow Lender to protect Lender’s charge and setoff rights provided in this paragraph.

COLLATERAL. Borrower acknowledges this Note is secured by all security agreements, guarantees, mortgages, and other security instruments previously granted, contemporaneously granted, and granted in the future.

LINE OF CREDIT. This Note evidences a revolving line of credit. Up to the principal amount of this Note and subject to the terms and conditions hereof, Borrower may borrow, repay, and re-borrow. Advances under this Note, as well as directions for payment from Borrower’s accounts, may be requested orally or in writing by Borrower or by an authorized person. Lender may, but need not, require that all oral requests be confirmed in writing. Borrower agrees to be liable for all sums either: (A) advanced in accordance with the instructions of an authorized person or (B) credited to any of Borrower’s accounts with Lender. The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Lender’s internal records, including daily computer print-outs. Lender will have no obligation to advance funds under this Note if: (A) Borrower or any guarantor is in default under the terms of this Note or any agreement that Borrower or any guarantor has with Lender, including any agreement made in connection with the signing of this Note; (B) Borrower or any guarantor ceases doing business or is insolvent; (C) any guarantor seeks, claims or otherwise attempts to limit, modify or revoke such guarantor’s guarantee of this Note or any other loan with Lender; (D) Borrower has applied funds provided pursuant to this Note for purposes other than those authorized by Lender; or (E) Lender in good faith believes itself insecure.

LETTER OF CREDIT LIMITATION. In the event Lender either contemporaneously or hereafter issues a Letter of Credit on behalf of Borrower (“Credit”), the amount of such Credit, or the aggregate amount of all such Credits, shall be applied against the available credit under this Note.  Such limitation on available credit shall continue as long as Lender is obligated under any outstanding Credit.

INITIAL NOTE RATE PROVISION. The Initial Note Rate is as of APRIL 15, 2005.

FINANCIAL STATEMENT. Borrower shall furnish to Lender annual financial statements within 90 days following the close of Borrower’s fiscal or calendar year, as applicable, and such other financial information respecting Borrower at such times and in such form as Lender may request from time to time. In addition to being an Event of Default, Borrower shall pay Lender a $25.00 fee for failure to provide the financial statements within said 90 days or failure to provide such other financial information within 30 days of the request therefore. The $25.00 fee shall continue to be imposed thereafter for each additional 30 day period or part thereof, that the financial statements or other financial information have not been provided to Lender. If Borrower does not reimburse Lender for the fees imposed by this section on demand therefore, Lender may add the fees to the loan balance outstanding.

OTHER LOAN AGREEMENTS. If Borrower and Lender have either previously or contemporaneously entered into a Loan Agreement, it is agreed that this Note is subject to the terms and conditions of such Loan Agreement. For purposes of this provision, Loan Agreement shall include, but not be limited to, a Business Loan Agreement, Agricultural Loan Agreement, Construction Loan Agreement, any other LASER PRO Loan Agreement, and/or any attorney drafted lending agreement.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower’s heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

GENERAL PROVISIONS. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

SECTION DISCLOSURE. This loan is made under Minnesota Statutes, Section 48.195.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS.  BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

SOUTHWEST CASINO AND HOTEL CORP.

By:
JEFF HALPERN, CHAIRMAN & ASST SECRETARY
SOUTHWEST CASINO AND HOTEL CORP.